                                                                   Exhibit 11.1

                       SERVICE CORPORATION INTERNATIONAL
                       COMPUTATION OF EARNINGS PER SHARE



                                                        Six Months Ended June 30,       Three Months Ended June 30,
                                                           1995          1994                1995          1994
--------------------------------------------------------------------------------------------------------------------
                                                                   (Thousands, except per share amounts)
PRIMARY:
       Net income   . . . . . . . . . . . . . . .       $   88,020     $   67,640         $    40,640    $    30,195

Average number of common shares
       outstanding  . . . . . . . . . . . . . . .           95,941         85,633              96,131         85,907
Common stock equivalents applicable to options
       outstanding resulting from application
       of the "treasury stock method" using
       average stock price  . . . . . . . . . . .              788            400                 856            374
                                                        ----------     ----------         -----------    -----------
Average common and common equivalent shares
       used in earnings per share   . . . . . . .           96,729         86,033              96,987         86,281
                                                        ==========     ==========         ===========    ===========

Primary Earnings Per Common Share:
       Net income   . . . . . . . . . . . . . . .       $      .91     $      .79         $       .42    $       .35
                                                        ==========     ==========         ===========    ===========

FULLY DILUTED:
Net income  . . . . . . . . . . . . . . . . . . .       $   88,020     $   67,640         $    40,640    $    30,195
Add after tax interest expense applicable to
       convertible debentures   . . . . . . . . .            7,451          4,037               3,711          2,036
                                                        ----------     ----------         -----------    -----------
                                                        $   95,471     $   71,677         $    44,351    $    32,231
                                                        ==========     ==========         ===========    ===========
Average number of common shares
       outstanding    . . . . . . . . . . . . . .           95,941         85,633              96,131         85,907
Common stock equivalents applicable to options
       outstanding resulting from application
       of the "treasury stock method" using
       end of period stock price (if greater
       than average stock price for period)   . . .            919            413               1,117            401
Assuming conversion of convertible debentures . . .         15,751         10,120              15,708         10,209
                                                        ----------     ----------         -----------    -----------
Average shares used in fully diluted
       earnings per share . . . . . . . . . . . . .        112,611        96,166              112,956         96,517
                                                        ==========     =========          ===========    ===========
Fully Diluted Earnings Per Common Share:
       Net income   . . . . . . . . . . . . . . . .      $     .85     $      .74         $       .39    $       .33
                                                         =========     ==========         ===========    ===========
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